UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 25, 2010

CORN PRODUCTS INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1-13397	22-3514823
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

5 Westbrook Corporate Center, Westchester, Illinois	60154-5749
(Address of Principal Executive Offices)	(Zip Code)

(708) 551-2600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.           Entry Into Material Definitive Agreement.

On March 25, 2010, Corn Products International, Inc. (the “Company”) entered into a Private Shelf Agreement (the “Shelf Facility”) with Prudential Investment Management, Inc. (“Prudential”) providing for the issuance of senior promissory notes (“Shelf Notes”) in an aggregate principal amount of $200,000,000. The Shelf Notes will rank equally with the Company’s other senior unsecured debt.

On March 25, 2010, pursuant to the Shelf Facility, the Company issued its 5.62% Senior Series A Notes due March 25, 2020 in an aggregate principal amount of $200,000,000 (the “5.62% Notes”).  The 5.62% Notes pay interest on March 25 and September 25 of each year and mature on March 25, 2020. The 5.62% Notes are subject to optional prepayment by the Company at 100% of the principal amount plus interest up to the prepayment date and, in certain circumstances, a make-whole amount. Proceeds from the sale of the 5.62% Notes may be used for general corporate purposes which could include refinancing of bank debt and/or acquisitions.

The Shelf Facility contains various covenants which are substantially similar to the covenants in the Company’s current revolving credit facility, including financial covenants that require maintenance of a maximum debt to EBITDA ratio and a minimum interest coverage ratio, as well as covenants that restrict the Company’s ability to incur debt, create liens and merge with other entities. The Shelf Facility also contains customary events of default.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CORN PRODUCTS INTERNATIONAL, INC.

Date: March 31, 2010	By:	/s/ Cheryl K. Beebe
Cheryl K. Beebe
Vice President and Chief Financial Officer